Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3 No. 333-152166) and related Prospectus of Exelixis, Inc. and to the incorporation by reference therein of our reports dated March 4, 2009, with respect to the consolidated financial statements of Exelixis, Inc., and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended January 2, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

May 7, 2009